Exhibit 28 a
INDEPENDENT AUDITORS' REPORT

Sears, Roebuck and Co.
Hoffman Estates, Illinois

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Sears, Roebuck and Co. (the "Company") as of January 3, 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the fiscal year then ended, and have issued our report thereon dated February 20, 1998, which expresses an unqualified opinion and includes an explanatory paragraph related to the Company changing its method of accounting for sales of securitized accounts receivable as required by Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

In connection with our audit, nothing came to our attention that caused us to believe that the Company failed to comply with the terms, covenants, provisions or conditions of Sections 3.02, 4.03, 4.04, 4.05, 4.06 and 8.07 of the Pooling and Servicing Agreement dated July 31, 1994 (as amended), by and among the Company (as Servicer), SRFG, Inc. ("SRFG," as Seller) and The First National Bank of Chicago (as Trustee) related to Sears Credit Account Master Trust II, insofar as they relate to financial and accounting matters.

However, our audit was not directed primarily toward obtaining knowledge of noncompliance with such Sections.

This report is intended solely for the information and use of the board of directors and management of the Company, SRFG and the Trustee and should not be used for any other purpose.




February 20, 1998